Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com
CRAY INC. ANNOUNCES SELECTED PRELIMINARY 2005 RESULTS AND UPDATES 2006 OUTLOOK
SEATTLE, WA – January 10, 2006 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced selected preliminary results for the year 2005 and provided additional information about 2006.
In the November earnings press release, the company indicated that total estimated 2005 revenue would be in the range of $195 million. Based on preliminary results, total revenue is now expected to be about $199 million. Cash and short-term investments as of December 31, 2005 are expected to be approximately $46 million and Cray has not borrowed against its $30 million credit facility.
Cray expects to announce fourth quarter and full year 2005 results in the first part of March when year-end results are final.
Cray also announced that it had received important customer acceptances in the fourth quarter of 2005, including one from the Korea Meteorological Administration (KMA), where the company installed a large Cray X1E™ system. Cray also received acceptances for large Cray XT3™ systems installed at Oak Ridge National Laboratory, Pittsburgh Supercomputing Center and the Swiss National Supercomputing Centre (CSCS). It is expected that all of the customer acceptances will be included in 2005 revenue except KMA, which is not expected to be recognized as revenue until the fourth quarter of 2006.
“We finished 2005 strongly, exceeding our projected revenue, improving our cash position and securing a number of key customer acceptances,” commented Peter Ungaro, President and CEO. “Our focus on reducing operating expenses has also been successful. We are beginning to benefit from cost containment measures put in place over the past six months,” Ungaro said. “Though it is still early in the year to provide a more refined outlook, we expect to grow our business in 2006 and return to profitability in the second half of the year.”
While a wide range of results remains possible, Cray anticipates annual revenue in 2006 will be higher than 2005 levels, likely growing between 5 and 15 percent. The company expects that the second half of 2006 will be stronger than the first half, with approximately 65 percent of total annual revenue to be recorded in the second half of the year. The second quarter is anticipated to be the lowest in terms of revenue. While the first half of 2006 is expected to incur a moderate operating loss, the second half will likely show an operating profit.

The first half of 2006 will be affected by three key developments:
•	Delays in U. S. government funding: Cray reported that U.S. government appropriations legislation that funds the Department of Energy and the Department of Defense for Fiscal Year 2006 was signed into law in November and at the end of December 2005, respectively. Because of these and other possible delays, the timing of when Cray customers will receive funding for their projects remains unclear, and the company may not be able to record revenue for certain installations until the second half of 2006.

•	Planned product upgrades: Cray reiterated its plan to upgrade the Cray XT3 systems to AMD’s dual core technology and is on target to implement the upgrades in the summer of 2006. As a result, the majority of the Cray XT3 upgrade revenue will likely occur in the second half of the year. Other product upgrades could delay recording revenue until 2007.

•	Customer orders and acceptances: Cray is currently engaged in a number of large procurements. However, the timing of any orders and acceptances resulting from these procurements remains unclear, and it is likely that a significant portion of any revenue related to these procurements would be recognized in the second half of 2006.
Cray announced that it will present at the Needham & Company Eighth Annual Growth Conference in New York on Thursday, January 12, 2006 at 4:00 p.m. (Eastern Time). The Cray presentation will be available to the public via live audio webcast. To listen to the webcast, go to the Investors section of the Cray website at http://investors.cray.com. An archived version of the webcast will be available on the Cray website for 90 days.
About Cray Inc.
As the global leader in HPC, Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include anticipated revenue subject to complex revenue recognition rules and anticipated cash balances, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, the timing of customer acceptances for products shipped, the timing and level of government research and development funding and supercomputer system purchases, technical challenges of developing high performance computing systems, including potential delays in development projects, retention and attraction of key employees and managers, adequate liquidity and cash resources, reliance on third-party suppliers, including delays in availability of parts from suppliers, the successful porting of application programs to Cray computer systems, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
Cray is a registered trademark, and Cray X1E and Cray XT3 are trademarks, of Cray Inc. All other trademarks are the property of their respective owners.
# # #